                                                                 Exhibit 10.1(d)


                       HORACE MANN EDUCATORS CORPORATION
                           1991 STOCK INCENTIVE PLAN

                                  AMENDMENT 2


Effective 18 September 1998, the Horace Mann Educators Corporation 1991 Stock Incentive Plan ("Plan") is amended in accordance with the terms and conditions of the Plan as follows. Section 5(e) is restated in its entirety to read:

     (e) Non-transferability of Options. No Stock Option shall be transferable by the optionee other than by will or by the laws of descent and distribution, and all Stock Options shall be exercisable, during the optionee's lifetime, only by the optionee or by the guardian or legal representative of the optionee, it being understood that the terms "holder" and "optionee" include the guardian and legal representative of the optionee named in the option agreement and any person to whom an option is transferred by will or the laws of descent and distribution. Notwithstanding the foregoing, a Stock Option which is granted to a Director may be transferred to the spouse or lineal descendant of the Director optionee or to the trustee of a trust for the primary benefit of a spouse or lineal descendent. Such assignee shall be subject to all of the terms and provisions of the Plan.